      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2004
                                                     REGISTRATION NO. 333-
                                                                           -----

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            PRIDE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                          76-0069030
  (State or other jurisdiction of                            (I.R.S. Employer
   incorporation or organization)                          Identification No.)

    5847 SAN FELIPE, SUITE 3300                                   77057
           HOUSTON, TEXAS                                       (Zip code)
(Address of principal executive offices)
--------------------------------------------------------------------------------

         PRIDE INTERNATIONAL, INC. 2004 DIRECTORS' STOCK INCENTIVE PLAN
                            (FULL TITLE OF THE PLAN)

--------------------------------------------------------------------------------

                                W. GREGORY LOOSER
                            PRIDE INTERNATIONAL, INC.
                           5847 SAN FELIPE, SUITE 3300
                              HOUSTON, TEXAS 77057
                     (Name and address of agent for service)

                                 (713) 789-1400
                     (Telephone number, including area code,
                              of agent for service)

                         CALCULATION OF REGISTRATION FEE

           Title of                    Amount           Proposed Maximum        Proposed Maximum       Amount of
       Securities to be                to be           Offering Price Per      Aggregate Offering    Registration
          Registered                 Registered               Share                  Price                Fee
       -----------------             ----------        ------------------      ------------------    ------------
Common Stock (par value $.01
   per share)(1)...........          400,000(2)              $ 15.60(3)            $ 6,240,000(3)      $ 791.00

(1) Includes the associated rights to purchase preferred stock, which initially are attached to and trade with the shares of Common Stock being registered hereby.

(2) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan as a result of the antidilution provisions thereof.

(3) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based on the average of the high and low sales price of the shares of Common Stock quoted on the New York Stock Exchange on May 11, 2004.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      Note: The document(s) containing the information concerning the plan required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by Pride (SEC File No. 1-13289) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

      1. The description of Pride's common stock (including the related preferred share purchase rights) contained in Pride's Current Report on Form 8-K filed on September 28, 2001, as Pride may update that description from time to time;

      2. Pride's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

      3. Pride's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

      4. Pride's Current Reports on Form 8-K filed on January 9, 2004 and April 12, 2004.

      All documents filed by Pride with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

      Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Pride expects to maintain policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

      Article Seventh of the Certificate of Incorporation of Pride eliminates the personal liability of each director of Pride to Pride and its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware General Corporation Law, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit.

      The Bylaws of Pride provide that Pride will indemnify and hold harmless, to the fullest extent permitted by applicable law in effect as of the date of the adoption of the Bylaws and to such greater extent as applicable law may thereafter permit, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee, agent or fiduciary of (i) Pride, (ii) any predecessor of Pride, (iii) Pride Oil Well Service Company, a Texas corporation ("Pride Oil Well"), (iv) Pride International, Inc., a Louisiana corporation ("Old Pride"), (v) Marine Drilling Companies, Inc., a Texas corporation ("Marine"), (vi) any subsidiary of Pride, Pride Oil Well, Old Pride or Marine or (vii) any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise which the person is or was serving at the request of Pride ("corporate status") against any and all losses, liabilities, costs, claims, damages and expenses actually and reasonably incurred by him or on his behalf by reason of his corporate status.

      The Bylaws further provide that Pride will pay the expenses reasonably incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses will be made only upon receipt of (i) a written undertaking executed by or on behalf of the person to be indemnified to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by Pride and (ii) satisfactory evidence as to the amount of such expenses.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.

ITEM 8. EXHIBITS

Exhibit
  No.                                                                Description
-------                                                              -----------
*4.1       --     Certificate of Incorporation of Pride (incorporated by reference to Annex D to the Joint Proxy
                  Statement/Prospectus included in the Registration Statement of Old Pride and Pride
                  on Form S-4, Registration Nos. 333-66644 and 333-66644-01 (the "Registration Statement")).

*4.2       --     Bylaws of Pride (incorporated by reference to Exhibit 3.2 to the Annual Report of Pride on Form 10-K for the year ended December 31, 2003, File No. 1-13289).

*4.3       --     Form of Pride Common Stock Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement).

*4.4       --     Rights Agreement, dated as of September 13, 2001, between Pride and American Stock Transfer & Trust Company, as
                  Rights Agent (incorporated by reference to Exhibit 4.2 to Pride's Current Report on Form 8-K filed on September
                  28, 2001, File No. 1-13289 (the "Form 8-K")).

*4.5       --     Certificate of Designations of Series A Junior Participating Preferred Stock of Pride (incorporated by reference to Exhibit 4.3 to the Form 8-K).

5.1       --      Opinion of Baker Botts L.L.P.

15.1      --      Letter on unaudited interim financial information of PricewaterhouseCoopers LLP.

23.1      --      Consent of PricewaterhouseCoopers LLP.

23.2      --      Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1      --      Powers of Attorney (included on the signature page herein).

--------------------------------

*     Incorporated herein by reference as indicated.

ITEM 9.  UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a

            20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 18, 2004.

                         PRIDE INTERNATIONAL, INC.

                         By: /s/ Paul A. Bragg
                            ----------------------------------------------------
                            Paul A. Bragg
                            Chief Executive Officer

            Each person whose signature appears below appoints Paul A. Bragg, Louis A. Raspino, W. Gregory Looser and Nicolas J. Evanoff, and each of them severally, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 18, 2004.


            /s/ Paul A. Bragg                               Chief Executive Officer and Director
-----------------------------------------                       (Principal Executive Officer)
              Paul A. Bragg


          /s/ Louis A. Raspino                      Executive Vice President and Chief Financial Officer
-----------------------------------------                       (Principal Financial Officer)
            Louis A. Raspino


         /s/ Edward G. Brantley                          Vice President and Chief Accounting Officer
-----------------------------------------                      (Principal Accounting Officer)
           Edward G. Brantley


         /s/ William E. Macaulay                                   Chairman of the Board
-----------------------------------------
           William E. Macaulay


         /s/ Robert L. Barbanell                                          Director
-----------------------------------------
           Robert L. Barbanell


          /s/ David A.B. Brown                                            Director
-----------------------------------------
            David A.B. Brown


             /s/ J.C. Burton                                              Director
-----------------------------------------
               J.C. Burton


          /s/ Jorge E. Estrada                                            Director
-----------------------------------------
            Jorge E. Estrada


          /s/ Ralph D. McBride                                            Director
-----------------------------------------
            Ralph D. McBride


           /s/ David B. Robson                                            Director
-----------------------------------------
             David B. Robson

                                INDEX TO EXHIBITS

Exhibit
  No.                                                       Description
  ---                                                       -----------
*4.1       --     Certificate of Incorporation of Pride (incorporated by reference to Annex D to the Joint Proxy
                  Statement/Prospectus included in the Registration Statement of Old Pride and Pride
                  on Form S-4, Registration Nos. 333-66644 and 333-66644-01 (the "Registration Statement")).

*4.2       --     Bylaws of Pride (incorporated by reference to Exhibit 3.2 to the Annual Report of Pride on Form 10-K for the year ended December 31, 2003, File No. 1-13289).

*4.3       --     Form of Pride Common Stock Certificate (incorporated by reference to Exhibit 4.13 to the Registration Statement).

*4.4       --     Rights Agreement, dated as of September 13, 2001, between Pride and American Stock Transfer & Trust Company, as
                  Rights Agent (incorporated by reference to Exhibit 4.2 to Pride's Current Report on Form 8-K filed on September
                  28, 2001, File No. 1-13289 (the "Form 8-K")).

*4.5       --     Certificate of Designations of Series A Junior Participating Preferred Stock of Pride (incorporated by reference to Exhibit 4.3 to the Form 8-K).

5.1        --     Opinion of Baker Botts L.L.P.

15.1       --     Letter on unaudited interim financial information of PricewaterhouseCoopers LLP.

23.1       --     Consent of PricewaterhouseCoopers LLP.

23.2       --     Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1       --     Powers of Attorney (included on the signature page herein).

--------------------------------

*     Incorporated herein by reference as indicated.

                                     - 6 -